TRILLIUM THERAPEUTICS INC.

2020 OMNIBUS EQUITY INCENTIVE PLAN

SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Trillium Therapeutics Inc. 2020 Omnibus Equity Incentive Plan (the "Plan"). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of Trillium Therapeutics Inc., a company existing under the laws of the Province of British Columbia, Canada (the "Company") and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company's welfare will assure a closer identification of their interests with those of the Company and its shareholders, thereby stimulating their efforts on the Company's behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

"Act" means the U.S. Securities Act of 1933, as amended, and the rules and regulations thereunder.

"Administrator" has the meaning ascribed thereto in Section 2(a) of the Plan.

"Award" or "Awards," except where referring to a particular category of grant under the Plan, shall include, Section 7 Options, ISOs, Non-Qualified Options, Share Appreciation Rights, Restricted Share Units, Restricted Share Awards, Unrestricted Share Awards,  Deferred Share Units, and Dividend Equivalent Rights.

"Award Certificate" means a written or electronic document or agreement setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.

"Black out Period" means a period of time when pursuant to any policies of the Company, any securities of the Company may not be traded by certain persons designated by the Company;

"Board" means the board of directors of the Company.

"Canadian Taxpayer" means a grantee that is subject to tax under the Tax Act in respect of any benefit he or she derives from the Plan.

"Change in Control" shall mean any one or a combination of:

(i) any transaction at any time and by whatever means pursuant to which (A) the Company goes out of existence by any means, except for any corporate transaction or reorganization in which the proportionate voting power among holders of securities of the entity resulting from such corporate transaction or reorganization is substantially the same as the proportionate voting power of such holders of Company voting securities immediately prior to such corporate transaction or reorganization or (B) any person or any group of two or more persons acting jointly or in concert other than the Company, a wholly-owned Subsidiary of the Company, an employee benefit plan of the Company or of any of its wholly-owned Subsidiaries, including the trustee of any such plan acting as trustee) hereafter acquires the direct or indirect "beneficial ownership" (as defined by the Business Corporations Act (Ontario)) of, or acquires the right to exercise control or direction over, securities of the Company representing more than 50% of the Company's then issued and outstanding securities in any manner whatsoever, including, without limitation, as a result of a take-over bid, an exchange of securities, an amalgamation of the Company with any other entity, an arrangement, a capital reorganization or any other business combination or reorganization;

(ii) the sale, assignment or other transfer of all or substantially all of the assets of the Company to a person other than a wholly-owned Subsidiary of the Company;

(iii) the dissolution or liquidation of the Company except in connection with the distribution of assets of the Company to one or more persons which were wholly-owned Subsidiaries of the Company immediately prior to such event;

(iv) the occurrence of a transaction requiring approval of the Company's shareholders whereby the Company is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, arrangement or otherwise by any person other than a wholly-owned Subsidiary of the Company (and other than a short form amalgamation or exchange of securities with a wholly-owned Subsidiary of the Company).

Notwithstanding the foregoing, Change in Control shall be interpreted, for a U.S. Taxpayer, in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences under Section 409A of the Code.

"Code" means the U.S. Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

"Consultant" means any natural person that provides bona fide services to the Company for a period of at least 12 months, on a continuous basis, and such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company's securities and shall be limited to the meaning ascribed thereto in National Instrument 45-106 - Prospectus Exemption.

"Deferred Share Unit" means an Award entitling the recipient to acquire a Share on a deferred payment basis.

"Dividend Equivalent Right" means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the Shares specified in the Dividend Equivalent Right (or other award to which it relates) if such Shares had been issued to and held by the grantee.

"Effective Date" means the date on which the Plan is approved by shareholders as set forth in Section 19.

"Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

"Fair Market Value" of the Shares on any given date means:

(i) if the Shares are listed the Nasdaq Stock Market and the Toronto Stock Exchange, the fair market value of the Shares shall mean the closing price of the Shares on the Nasdaq Stock Market on the market trading day immediately prior to the applicable grant date; provided, however, if the Shares are not listed on the Nasdaq Stock Market, then on such other exchange or quotation system as the Shares are listed, as may be selected by the Board in accordance with such exchange's regulations; or

(ii) if the Shares are not listed on a national securities exchange or quotation system, the fair market value of the Shares determined in good faith by the Administrator in a manner consistent with Section 409A of the Code.

"Filing Date" means the date on which a Redemption Notice is filed with the Company by a grantee of Deferred Share Units who is not a U.S. Taxpayer following the termination of the grantee's employment with the Company.

"ISO" means any Option designated and qualified as an "incentive stock option" as defined in Section 422 of the Code.

"Non-Employee Director" means a member of the Board who is not also an employee of the Company or any Subsidiary.

"Non-Qualified Option" means any Option that is not an ISO.

"Option" means any option to purchase Shares granted pursuant to Section 5.

"Performance Criteria" means the criteria that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle.

"Performance Cycle" means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a grantee's right to and the payment of a Restricted Share Award or Restricted Share Units, the vesting and/or payment of which is subject to the attainment of one or more Performance Goals.

"Performance Goals" means, for a Performance Cycle, the specific goals established in writing by the Administrator for a Performance Cycle based upon the Performance Criteria.

"Redemption Notice" means a notice filed (or deemed to be filed) by a grantee with the Company following the termination of the grantee's employment to trigger the redemption of Deferred Share Units in accordance with Section 10, which notice shall be in the form prescribed from time to time by the Company.

"Reorganization Event" shall mean:  (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Shares of the Company are converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Shares of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

"Restricted Share Award" means an Award of Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant, including but not limited to the attainment of specified Performance Goals.

"Restricted Share Units" means an Award entitling the recipient to acquire the right to receive one Share (or the cash value of one Share, if so determined by the Administrator) for each unit on a specified settlement date set forth in the Award Certificate, subject to such restrictions and conditions as the Administrator may determine at the time of grant, including but not limited to the attainment of specified Performance Goals.

"Sale Price" means the value as determined by the Administrator of the consideration payable, or otherwise to be received by shareholders, per Share pursuant to a Reorganization Event.

"Section 409A" means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

"Section 7 Options" means options to acquire Shares that are governed by section 7 of the Tax Act and that are granted to individuals who are Canadian Taxpayers that are employees or Non-Employee Directors of the Company or any of its Subsidiaries.

"Separation from Service" means the date of the U.S. Taxpayer incurs a "separation from service" with the Company within the meaning of U.S. Treas. Regs. § 1.409A-1(h).

"Specified Employee" means a U.S. Taxpayer who meets the definition of "specified employee," as defined in Section 409A(a)(2)(B)(i) of the Code.

"Shares" means the common shares of the Company, subject to adjustments pursuant to Section 3.

"Share Appreciation Right" means an Award entitling the recipient to receive Shares (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of the Shares on the date of exercise over the exercise price of the Share Appreciation Right multiplied by the number of Shares with respect to which the Share Appreciation Right shall have been exercised.

"Subsidiary" means a corporation, company, partnership or other body corporate that is controlled, directly or indirectly, by the Company, except that for purposes of the granting of an ISO, subsidiary shall be defined as set forth in Section 424(f) of the Code and shall generally mean any corporation or other entity (other than the Company) in which the Company has the right to exercise control or direction over 50% or more of the voting power, either directly or indirectly.

"Tax Act" means the Income Tax Act (Canada) and its regulations thereunder, as amended from time to time.

"Ten Percent Owner" means an employee who is a U.S. Taxpayer and owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all share classes of the Company or any parent or subsidiary corporation.

"U.S. Taxpayer" means a grantee who is subject to taxes in the United States, including any taxes imposed under Section 409A of the Code.

"Unrestricted Share Award" means an Award of Shares free of any restrictions.

SECTION 2. ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a) Administration of Plan. The "Administrator" of the Plan shall be the Board or, if the Board by resolution so decides, by a committee appointed by the Board.

(b) Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i) to select the individuals to whom Awards may from time to time be granted;

(ii) to determine the time or times of grant, and the extent, if any, of Section 7 Options, ISOs, Non-Qualified Options, Share Appreciation Rights, Restricted Share Awards, Restricted Share Units, Unrestricted Share Awards, Deferred Share Units and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii) to determine the number of Shares to be covered by any Award;

(iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;

(v) to accelerate at any time the exercisability or vesting of all or any portion of any Award, subject to any applicable rules of any securities exchange the Share are listed on;

(vi) subject to the provisions of Section 5(b) and Section 6(c) and compliance with Section 409A of the Code, to extend at any time the period in which Options and Share Appreciation Rights may be exercised;

(vii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable, subject to any applicable rules of any securities exchange the Shares are listed on; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees. None of the Company, the Board or the Administrator, nor any other person to whom authority is delegated under Section 2(c) of the Plan shall be liable for any action, omission or determination made in good faith in the administration, interpretation, construction or applicable of the Plan or any Award granted hereunder.

(c) Delegation of Authority to Grant Awards. To the extent permitted under applicable law, the Board or the Administrator may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any other person selected by it. The Board or the Administrator may revoke any such allocation or delegation at any time.  Notwithstanding the foregoing, only the Board or the Administrator, if the Administrator is comprised solely of "non-employee directors" as defined under Rule 16b-3 of the Exchange Act, shall be authorized to grant an Award to any director of the Company or to any "officer" of the Company as defined by Rule 16a-1 under the Exchange Act.

(d) Award Certificate. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.

(e) Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside Canada and the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside Canada and the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate any applicable Canadian or United States securities law, the Tax Act, the Code, or any other applicable Canadian or United States governing statute or law.

SECTION 3. SHARES ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a) Shares Issuable. The maximum number of Shares reserved and available for issuance under the Plan shall be 13,400,000 Shares, subject to adjustment as provided in this Section 3. For purposes of this limitation, the Shares underlying any Awards under the Plan as well as common shares underlying any options under the Company's Amended and Restated Stock Option Plan dated March 8, 2018, that are forfeited, canceled or otherwise terminated (other than by exercise) on or after the Effective Date shall be added back to the Shares available for issuance under the Plan. Notwithstanding the foregoing, the following shares shall not be added to the Shares authorized for grant under the Plan: (i) Shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, and (ii) Shares subject to a Share Appreciation Right that are not issued in connection with the share settlement of the Share Appreciation Right upon exercise thereof. In the event the Company repurchases Shares on the open market, such Shares shall not be added to the Shares available for issuance under the Plan. Subject to such overall limitations, Shares may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that ISOs for no more than 18,400,000 Shares may be granted under the Plan. The Shares available for issuance under the Plan may be authorized but unissued Shares or Shares reacquired by the Company.

(b) Changes in Shares. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, share dividend, share split, reverse share split or other similar change in the Company's capital, the outstanding Shares are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such Shares or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding Shares are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of Shares reserved for issuance under the Plan, including the maximum number of Shares that may be authorized for the issuance under or upon the exercise of ISOs, (ii) the number and kind of Shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per Share subject to each outstanding Restricted Share Award, and (iv) the exercise price for each Share subject to any then outstanding Options and Share Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Options and Share Appreciation Rights) as to which such Options and Share Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of Shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional Shares shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional Shares.

(c) Reorganization Events and Change in Control Transactions. Except as the Administrator may otherwise specify with respect to particular Awards in the relevant Award Certificate, in the case of and subject to the consummation of a Reorganization Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of Shares and, if appropriate, the per Share exercise prices, as such parties shall agree. To the extent the parties to such Reorganization Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Reorganization Event, the Plan and all outstanding Awards granted hereunder shall terminate. In the event such Reorganization Event also constitutes a Change in Control, except as may be otherwise provided in the relevant Award Certificate, all Options and Share Appreciation Rights with time-based vesting that are not vested and/or exercisable immediately prior to the effective time of the Change in Control shall become fully vested and exercisable as of the effective time of the Change in Control, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Change in Control, and all Awards with conditions and restrictions relating to the attainment of Performance Goals shall be deemed to vest and become nonforfeitable as of the Change in Control assuming the greater of (i) achievement of all relevant Performance Goals at the "target" level (prorated based upon the length of time within the Performance Period that has elapsed prior the Change in Control) or (ii) actual achievement as of the date of such Change in Control. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Share Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of Shares subject to outstanding Options and Share Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Share Appreciation Rights (provided that, in the case of an Option or Share Appreciation Right with an exercise price equal to or greater than the Sale Price, such Option or Share Appreciation Right shall be cancelled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Reorganization Event as determined by the Administrator, to exercise all outstanding Options and Share Appreciation Rights (to the extent then exercisable) held by such grantee. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested Shares under such Awards.

(d) Substitute Awards. The Administrator may grant Awards under the Plan in substitution for share-based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or shares of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Subject to exchange approval, if applicable, any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

(e) Maximum Shares Available for Specific Individuals and Groups. The maximum number of Shares that may be issued to any grantee in any 12-month period under the Plan may be no more than five percent (5%) of the total of the number of then issued and outstanding Shares of the Company and the number of Shares of the Company issuable upon due conversion of the issued and outstanding preferred shares of the Company in any 12 month period.

SECTION 4. ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, Non-Employee Directors and Consultants of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5. OPTIONS

Any Option granted under the Plan shall be in such form as the Administrator may from time to time approve. Options granted under the Plan to a U.S. Taxpayer may be either ISOs or Non-Qualified Options. ISOs may be granted only to U.S. Taxpayers who are employees of the Company or any Subsidiary that is a "subsidiary corporation" within the meaning of Section 424(f) of the Code. To the extent that any Option issued to a U.S. Taxpayer does not qualify as an ISO, it shall be a Non-Qualified Option. Options granted to a Canadian Taxpayer that is an employee or a Non-Employee Director shall be Section 7 Options unless the Administrator causes the arrangement to be structured such that section 7 of the Tax Act does not apply.

Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Options may be granted in lieu of cash compensation at the optionee's election, subject to such terms and conditions as the Administrator may establish.

(a) Exercise Price. The exercise price per share for the Shares covered by an Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an ISO that is granted to a Ten Percent Owner, the exercise price per share for the Shares covered by such ISO shall be not less than 110 percent of the Fair Market Value on the grant date.

(b) Option Term. The term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten years after the date the Option is granted. Notwithstanding the expiration date applicable to any Option, and subject to Section 409A of the Code for U.S. Taxpayers, if an Option would otherwise expire during or immediately after a Black out Period, then the expiration date of such Option shall be the tenth business day following the expiration of the Black out Period.  In the case of an ISO that is granted to a Ten Percent Owner, the term of such Option shall be no more than five years from the date of grant.

(c) Exercisability; Rights of a Shareholder. Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Option. An optionee shall have the rights of a shareholder only as to Shares acquired upon the exercise of an Option and not as to unexercised Options.

(d) Method of Exercise. Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of Shares to be purchased. Payment of the exercise price may be made by one or more of the following methods except to the extent otherwise provided in the Option Award Certificate:

(i) In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii) If permitted under applicable securities laws, through the delivery (or attestation to the ownership) of Shares that are not then subject to restrictions under any Company plan. Such surrendered Shares shall be acquired and valued pursuant to National Instrument - Take-Over Bids and Issuer Bids;

(iii) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the exercise price; provided that in the event the optionee chooses to pay the exercise price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; or

(iv) With respect to Options that are not ISOs, or Options issued to Canadian Taxpayers that are not Section 7 Options, by a "net exercise" arrangement pursuant to which the Company will reduce the number of Shares issuable upon exercise by the largest whole number of Shares with a Fair Market Value that does not exceed the aggregate exercise price.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the Shares to be purchased pursuant to the exercise of an Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Option) by the Company of the full exercise price for such Shares and the fulfillment of any other requirements contained in the Option Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). If permitted under applicable securities laws, in the event an optionee chooses to pay the exercise price by previously-owned Shares through the attestation method, the number of Shares transferred to the optionee upon the exercise of the Option shall be net of the number of attested Shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Options may be permitted through the use of such an automated system.

(e) Annual Limit on ISOs. To the extent required for "incentive stock option" treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which ISOs granted under the Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed U.S.$100,000. To the extent that any Option exceeds this limit, it shall constitute a Non-Qualified Option.

(f) The Administrator shall have the discretion to determine whether or not the Company makes an election under subsection 110(1.1) of the Tax Act in respect of any Section 7 Options that are exercised by Canadian Taxpayers.

(g) Any Options granted to Canadian Taxpayers that are not Section 7 Options shall be such that they will not constitute a "Salary Deferral Arrangement" for the purposes of the Tax Act.

SECTION 6. SHARE APPRECIATION RIGHTS

(a) Exercise Price of Share Appreciation Rights. The exercise price of a Share Appreciation Right shall not be less than 100 percent of the Fair Market Value of a Share on the date of grant.

(b) Grant and Exercise of Share Appreciation Rights. Share Appreciation Rights may be granted by the Administrator independently of any Option granted pursuant to Section 5 of the Plan.

(c) Terms and Conditions of Share Appreciation Rights. Share Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator. The term of a Share Appreciation Right may not exceed ten years. Share Appreciation Rights granted to Canadian Taxpayers shall be structured such that they will not constitute a "Salary Deferral Arrangement" for the purposes of the Tax Act.

SECTION 7. RESTRICTED SHARE AWARDS

(a) Nature of Restricted Share Awards. The Administrator shall determine the restrictions and conditions applicable to each Restricted Share Award at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established Performance Goals. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

(b) Rights as a Shareholder. Upon the grant of the Restricted Share Award and payment of any applicable purchase price, a grantee shall have the rights of a shareholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that any dividends paid by the Company during the vesting period shall accrue and shall not be paid unless and until the Restricted Shares have vested. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c) Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Share Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 15 below, in writing after the Award is issued, if a grantee's employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee's legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a shareholder. Following such deemed reacquisition of unvested Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d) Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established Performance Goals and other conditions on which the non-transferability of the Restricted Shares and the Company's right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established Performance Goals and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed "vested." Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 15 below, in writing after the Award is issued, a grantee's rights in any Restricted Shares that have not vested shall automatically terminate upon the grantee's termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to the provisions of Section 7(c) above.

SECTION 8. RESTRICTED SHARE UNITS

(a) Nature of Restricted Share Units. The Administrator shall determine the restrictions and conditions applicable to each Restricted Share Unit at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established Performance Goals. The terms and conditions of each such Award Certificate shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Except in the case of Restricted Share Units that are issued to U.S. Taxpayers with a deferred settlement date that complies with Section 409A, if applicable, at the end of the vesting period, the Restricted Share Units, to the extent vested, shall be settled in Shares. Restricted Share Units with deferred settlement dates issued to U.S. Taxpayers are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order for such Award to comply with the requirements of Section 409A. Any Restricted Share Units issued to Canadian Taxpayers shall be structured such that they will not constitute a "Salary Deferral Arrangement" for the purposes of the Tax Act.

(b) Rights as a Shareholder. A grantee shall have the rights as a shareholder only as to Shares acquired by the grantee upon settlement of Restricted Share Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the Shares underlying the Restricted Share Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.

(c) Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 15 below, in writing after the Award is issued, a grantee's right in all Restricted Share Units that have not vested shall automatically terminate upon the grantee's termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9. UNRESTRICTED SHARE AWARDS

 Grant or Sale of Unrestricted Shares.The Administrator may, in its sole discretion, grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Share Award under the Plan. Unrestricted Share Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee. Any Unrestricted Share Units issued to Canadian Taxpayers shall be structured such that they will not constitute a "Salary Deferral Arrangement" for the purposes of the Tax Act.

SECTION 10. DEFERRED SHARE UNITS

(a) Determination of Deferred Share Units. The Administrator will, in its sole and absolute discretion, decide at the time of declaring or awarding any annual and special bonuses payable to any employee or any board retainer, chair, committee, meeting or any other fees that may be payable to any Non-Employee Director whether any of such compensation will be satisfied in the form of Deferred Share Units. The Administrator will also determine, in connection with each grant, the effective date thereof, the terms and conditions of vesting, and such other terms and conditions which the Administrator considers appropriate, and which terms and conditions need not be identical as between any two Deferred Share Unit Awards, whether or not contemporaneous.

(b) Grantee's Account. The Company shall maintain or cause to be maintained in its records an account for each grantee recording at all times the number of Deferred Share Units credited to the grantee. The number of Deferred Share Units (including fractional Deferred Share Units, computed to three digits) to be credited to a grantee for services will be determined by dividing the amount of compensation awarded by the Fair Market Value  as of the last trading day before the amount of compensation is declared by the Administrator. Upon delivery of Shares in satisfaction of Deferred Share Units in accordance with Section 10(c) of the Plan, the grantee's entitlement to receive Shares upon redemption of Deferred Share Units shall be fully discharged and satisfied and such Deferred Share Units shall be cancelled and thereupon deleted from the account of such grantee. A written confirmation of the balance in each grantee's account will be sent by the Company to the grantee upon the request of the grantee.

(c) Redemption of Deferred Share Units. Upon the termination of the grantee's service with the Company, a grantee may elect to redeem his or her Deferred Share Units credited to grantee's account by filing a Redemption Notice on or before December 15 of the first calendar year commencing after the date on which the grantee's employment with the Company has terminated. If the grantee fails to file such a notice on or before that December 15, the grantee will be deemed to have filed a Redemption Notice on that December 15 and will be deemed to have elected to redeem all of his or her Deferred Share Units. The Company may defer the Filing Date to any other date if such deferral is, in the sole opinion of the Company, desirable to ensure compliance with applicable law. Upon receiving a Redemption Notice, the Company shall satisfy the grantee's entitlement in Shares. The delivery of Shares will be made by the Company as soon as reasonably possible following the Filing Date, but in any event, not later than the date that is sixty days following the Filing Date. In no event will the payment be made later than December 31 of the first calendar year commencing after the grantee's employment with the Company has terminated. Fractional Shares may not be issued, and where a grantee would be entitled to receive a fractional Share in respect of any fractional Deferred Share Unit, the Company will pay such grantee, in lieu of such fractional Share, cash equal to its Fair Market Value, calculated as at the Filing Date. Upon delivery of the Shares as payment for Deferred Share Units, and cash in lieu of fractional Shares, the Deferred Share Units shall be cancelled and the grantee shall have no further rights under the Plan.

(d) Notwithstanding the foregoing provisions of Section 10(c), if a grantee is a U.S. Taxpayer, then the following rules shall apply relating to the redemption of Deferred Share Units:

(i) Deferred Share Units which become redeemable under Section 10(c) shall be redeemed only if the event giving rise to the termination of the grantee's employment is a Separation from Service; and

(ii) the redemption date shall be any date determined by the Company to occur as soon as reasonably possible (but not later than 60 days) after the Separation from Service, except that if the U.S. Taxpayer is determined to be a Specified Employee, the redemption date shall be the first day of the seventh month after the Separation from Service of the U.S. Taxpayer.

If a grantee is a Canadian Taxpayer, it is intended that at all times the Deferred Share Unit component of the Plan shall be administered or operated such that it meets the conditions of Regulation 6801(d) enacted pursuant to the Tax Act, or any successor provisions thereto.

(e) Dividend Equivalents. On any date on which a cash dividend is paid on Shares, a grantee's account will be credited with the number of Deferred Share Units (including fractional Deferred Share Units, computed to three digits) calculated by:

(i) multiplying the amount of the dividend per Share by the aggregate number of Deferred Share Units that were credited to the grantee's account as of the record date of payment of the dividend; and

(ii) dividing the amount obtained in Section 10(e)(i) by the Fair Market Value on the date on which the dividend is paid.

(f) Death. In the event of the death of a grantee, the Company will, within sixty days of the grantee's death, deliver Shares as payment for Deferred Share Units which would have been deliverable to the grantee if the grantee had terminated service with the Company in respect of the Deferred Share Units credited to the deceased grantee's account (net of any applicable withholding tax) to or for the benefit of the legal representative of the grantee.

(g) Change in Control. Upon the occurrence of a Change in Control, all Deferred Share Units credited to each grantee's account shall immediately vest in full, provided that any grantee who benefits from such accelerated vesting and who is a Canadian Taxpayer will not be able to receive their Deferred Share Unit entitlement until such time as they terminate their service with the Company.

SECTION 11. DIVIDEND EQUIVALENT RIGHTS

(a) Dividend Equivalent Rights. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Share Units or as a freestanding award. No Options or Share Appreciation Rights shall provide for the payment or accrual of Dividend Equivalents. The terms and conditions of Dividend Equivalent Rights shall be determined by the Administrator and specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid concurrently with vesting of the underlying Award or may be deemed to be reinvested in additional Share, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or Shares or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award with vesting shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.

(b) Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 15 below, in writing after the Award is issued, a grantee's rights in all Dividend Equivalent Rights granted as a component of an award of Restricted Share Units that has not vested shall automatically terminate upon the grantee's termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 12. TRANSFERABILITY OF AWARDS

(a) Transferability. Except as provided in Section 12(b) below, during a grantee's lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee's legal representative or guardian in the event of the grantee's incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b) Administrator Action. Notwithstanding Section 12(a), the Administrator, in its discretion, and if permitted by applicable securities laws, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Non-Qualified Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of the Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.

(c) Family Member. For purposes of Section 12(b), "family member" shall mean a grantee's child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee's household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50% of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50% of the voting interests.

(d) Designation of Beneficiary. Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee's death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee's estate.

SECTION 13. TAX WITHHOLDING

(a) Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Shares or other amounts received thereunder first becomes includable in the gross income of the grantee for income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company's obligation to deliver evidence of book entry (or certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b) Payment in Shares. The Administrator may require the Company's tax withholding obligation satisfied, in whole or in part, by the Company withholding from Shares to be issued pursuant to any Award a number of Shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid adverse accounting treatment. The Administrator may also require Awards to be subject to mandatory share withholding up to the required withholding amount. For purposes of share withholding, the Fair Market Value of withheld Shares shall be determined in the same manner as the value of Shares includible in income of the grantees. The Administrator may also require the Company's tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of Shares issued pursuant to an Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.

SECTION 14. SECTION 409A AWARDS

Awards granted to U.S. Taxpayers are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all applicable Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A (a "409A Award"), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a Separation from Service to a grantee who is then considered a Specified Employee, then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee's Separation from Service, or (ii) the grantee's death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 15. TERMINATION OF SERVICE RELATIONSHIP; TRANSFER, LEAVE OF ABSENCE, ETC.

(a) Termination of Service Relationship. If the grantee's employment or service relationship is with a Subsidiary and such Subsidiary ceases to be a Subsidiary, the grantee shall be deemed to have terminated his or her employment or service relationship for purposes of the Plan.

(b) For purposes of the Plan, the following events shall not be deemed a termination of employment:

(i) a transfer to the employment from the Company to a Subsidiary or from a Subsidiary to the Company, or from one Subsidiary to another; and

(ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee's right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

(c) The date of termination of services means the last day upon which the grantee provides services to the Company or Subsidiary, as the case may be, at its premises and not the last day upon which the Company or Subsidiary pays wages or salaries in lieu of notice of termination, statutory, contractual or otherwise.

SECTION 16. AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially and adversely affect rights under any outstanding Award without the holder's consent. The Board has the discretion to make amendments to the Plan and any Awards granted hereunder which it may deem necessary, without having to obtain shareholder approval. Such changes include, without limitation:

(i) minor changes of a "housekeeping" nature;

(ii) amending Awards under the Plan, including with respect to the Award period, except as otherwise limited herein and by applicable exchange regulations, vesting period, exercise method and frequency, and method of determining the exercise price, assignability and effect of termination of a grantee's employment or cessation of services; and

(iii) except as provided below, changing the terms and conditions of any financial assistance which may be provided by the Company to grantees to facilitate the purchase of Shares under the Plan.

Except as provided in Section 3(b) or 3(c), without prior shareholder approval, in no event may the Administrator exercise its discretion:

(i) to reduce the exercise price of outstanding Options or Share Appreciation Rights or effect repricing through cancellation and re-grants or cancellation of Options or Share Appreciation Rights in exchange for cash;

(ii) to amend the amendment provisions of the Plan;

(iii) to increase the maximum number of Shares issuable under the Plan;

(iv) any amendment which would permit Awards granted under the Plan to be transferable or assignable other than as set forth in Section 12 and for normal estate settlement purposes;

(v) the addition of any form of financial assistance;

(vi) any amendment to a financial assistance provision that is more favorable to participants;

(vii) to extend the Option term (other than as a result of a Black out Period extension); and

(viii) an extension of the term of an Award which benefits an Insider (as such term is defined in the policies of the TSX) of the Company.

Furthermore, notwithstanding anything herein to the contrary, to the extent required under the rules of any securities exchange or market system on which the Shares are listed, or to the extent determined by the Administrator to be required by the Code to ensure that ISOs granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by the Company shareholders entitled to vote at a meeting of shareholders. Nothing in this Section 16 shall limit the Administrator's authority to take any action permitted pursuant to Section 3(b) or 3(c).

SECTION 17. STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Shares or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company's obligations to deliver Shares or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 18. GENERAL PROVISIONS

(a) No Distribution. The Administrator may require each person acquiring Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof.

(b) Issuance of Shares. To the extent certificated, share certificates to grantees under the Plan shall be deemed delivered for all purposes when the Company or its transfer agent shall have mailed such certificates in the Canadian or United States mail, addressed to the grantee, at the grantee's last known address on file with the Company. Uncertificated Share shall be deemed delivered for all purposes when the Company or its transfer agent of the Company shall have given to the grantee by electronic mail or by Canadian or United States mail, addressed to the grantee, at the grantee's last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic "book entry" records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing Shares pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed, quoted or traded. All Shares issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Shares are listed, quoted or traded. The Administrator may place legends on any certificate or notations on any book entry to reference restrictions applicable to the Shares. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c) Shareholder Rights. Until Shares are deemed delivered in accordance with Section 18(b), no right to vote or receive dividends or any other rights of a shareholder will exist with respect to Shares to be issued in connection with an Award, notwithstanding the exercise of an Option or any other action by the grantee with respect to an Award.

(d) Other Compensation Arrangements; Voluntary Participation and No Employment Rights. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan and the grant of Awards do not confer upon any officers, employees, Non-Employee Directors and Consultants any right to continued employment or engagement with the Company or any Subsidiary.

(e) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company's insider trading policies and procedures, as in effect from time to time.

(f) Clawback Policy. Awards under the Plan shall be subject to the Company's clawback policy, as in effect from time to time.

(g) No Tax Advice. Neither the Company nor the Administrator is providing any tax advice of any nature to any grantee or other person in connection with the Plan and in particular, no tax advice is provided to any individual who is both a Canadian Taxpayer and a U.S. Taxpayer.

SECTION 19. EFFECTIVE DATE OF PLAN

The Plan shall become effective on the date the Plan is approved by the Board, provided that, no Awards may be issued under the Plan until and unless all required exchange, regulatory and shareholder approvals have been obtained with respect to the issuance of Awards hereunder. The Plan shall expire on the tenth anniversary of the date the Plan is approved by the Board. No Awards may be granted under the plan on and after the tenth anniversary of the date the Plan is approved by the Board. However, any Award granted prior to such termination (or any earlier termination thereof), and the authority of the Administrator to amend, alter, adjust, termination any such Award or to waive any conditions or rights under such Award in accordance with the terms of the Plan, shall extend beyond such termination until the final disposition of the Award.

SECTION 20. GOVERNING LAW

The Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein. The grantee and the Company hereby attorn to the jurisdiction of the courts of the Province of Ontario with respect to any and all actions in relation thereto.

DATE APPROVED BY BOARD OF DIRECTORS: May 6, 2020